Exhibit 3.7

RESTATED

CERTIFICATE OF INCORPORATION

OF

US LEC CORP.

US LEC Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is US LEC Corp.

2. The corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 29, 1997.

2. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

3. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

4. The text of the Certificate of Incorporation of the corporation is hereby amended, restated and integrated to read in its entirety as follows:

1.	NAME

The name of this corporation is US LEC Corp. (the “Corporation”).

2.	REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

3.	PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

4.	CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock, all of one class, having a par value of $.01 per share (“Common Stock”). The holders of the shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation and shall have the right to receive dividends as and when declared by the Board of Directors in its sole discretion.

5.	BOARD OF DIRECTORS

5.1.	Number; Election; Books and Records

The business, property and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Meetings of the Board of Directors may be held within or without the State of Delaware as the bylaws of the Corporation may provide. An annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may come before the meeting shall be held at such time and place as shall be determined in accordance with the bylaws of the Corporation. The books and records of the Corporation may be kept (subject to applicable laws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

5.2.	Limitation of Liability

To the maximum extent permitted by the Delaware General Corporation Law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director in any case in which such elimination or reduction is not permitted by law. Any repeal or modification of this Section 5.2 by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification.

6.	INDEMNIFICATION

To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Corporation shall advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.	AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

8.	AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by the Corporation’s Executive Vice President, Secretary and General Counsel this 3rd day of March, 2008.

US LEC CORP.

By:	/s/ Charles E. Sieving
Name:	Charles E. Sieving
Title:	Executive Vice President, Secretary and General Counsel

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